Exhibit 99.1

TEAM, INC. REPORTS STRONG SECOND QUARTER GROWTH;
INCREASES FY07 EARNINGS GUIDANCE

ALVIN, TX, January 8, 2007---- Team, Inc., (NASDAQ: TISI) today reported net income of $5.5 million or earnings of $0.58 per diluted share, for its second quarter ended November 30, 2006. This compares favorably to last year’s second quarter net income of $3.8 million or $0.41 per diluted share. Compared to last year’s quarter, Team’s revenues increased 24% to $83.2 million, operating profits improved 45% to $10.3 million, operating profit margin was 12% compared to 11%, and net income increased 44% to $5.5 million.

For the fiscal year through the end of the second quarter, Team’s net income was $7.0 million, or $0.74 per diluted share, compared to $4.4 million or $0.47 per diluted share. This represents a 61% improvement from the corresponding prior year period. Revenues increased 23% to $148.9 million, operating profits improved 59% to $14.0 million, and operating profit margin was 9% compared to 7% in the prior year-to-date period.

“We are very pleased with the continued broad based organic growth across nearly all our geographic regions and our outlook for the rest of the year remains strong.” said Phil Hawk, Team’s Chairman and CEO.

Discussion of Second Quarter Performance
Revenues for the TMS division in the quarter ended November 30, 2006 were $39.2 million compared to $28.7 million in the prior year quarter ended November 30, 2005, an increase of $10.5 million or 36%. Revenues for the TCM division in the current quarter were $44.0 million compared to $38.3 million in the prior year quarter, an increase of $5.7 million or 15%. For the fiscal year to date, TMS revenues were $71.3 million, up 34%, and TCM revenues were $77.6 million, up 14%.

Gross margin from continuing operations in the quarter ended November 30, 2006 was $30.4 million compared to $23.4 million for the prior year quarter ended November 30, 2005, an increase of $7.0 million or 30%. Gross margin as a percentage of sales was 37% in the current quarter as opposed to 35% in the prior year quarter. The improvement in gross margin as a percentage of sales resulted from improved pricing and productivity that more than offset increased labor expenses in this tighter labor environment. For the fiscal year to date, gross margin from continuing operations was $52.2 million, an increase of $11.5 million or 28%. Year to date gross margin as a percentage of sales was 35%, up from 34% in the prior year.

SG&A in the quarter ended November 30, 2006 was $18.7 million compared to $16.1 million in the prior year quarter ended November 30, 2005, an increase of $2.6 million or 16%. SG&A directly attributable to field operations was $15.5 million, up $1.8 million or 13%. SG&A attributable to corporate administration was $3.2 million, an increase of $0.8 million or 33% from the prior year quarter. For the fiscal year to date, total SG&A expenses were $36.4 million, up $4.9 million or 16%.

In fiscal year 2007, Team adopted the provisions of SFAS 123(R) “Share-Based Payment”. Under this standard, the cost of employee services received in exchange for equity instruments, including employee stock options, are measured on the grant-date of those instruments and are recognized as compensation expense over the service period, which would normally be the vesting period. Team has elected to use the modified prospective transition method permitted under the new accounting pronouncement, which requires no charges to prior periods. As a result of implementing SFAS 123(R), the net impact in the current quarter and for year to date was a non-cash compensation charge of $350,000 and $595,000, respectively.

Bad debt expense from continuing operations was $1.4 million in the quarter ended November 30, 2006 compared to $0.2 million in the prior year quarter ended November 30, 2005, an increase of $1.2 million.  Bad debt expense from continuing operations was $1.8 million for the current fiscal year to date compared to $0.4 million in the prior fiscal year to date, an increase of $1.4 million. The increase in bad debt expense for both the three month and fiscal year to date periods is primarily attributable to a $0.6 million billing dispute with a customer and a $0.4 million pre-tax charge related to an internal investigation.

Notification of Internal Investigation
In December 2006, our management was alerted that certain false sales entries were made to revenue and accounts receivable at one of our branch locations and, subsequently, our management determined that such entries, totaling $0.4 million, were indeed made at that location in November 2005. In addition, our management became aware of certain instances of the unauthorized use of Company funds for personal expenses at the same branch. These matters were promptly reported to our audit committee, who has initiated an independent investigation into these matters with the assistance of outside counsel and forensic accountants. We expect the independent investigation to be concluded in the third quarter of fiscal 2007. Based upon our management’s internal review of these matters to date, we do not believe that these matters will have a material effect on any of our previously issued financial statements and we believe the wrong doing is limited to a single branch location. We have written off these receivables by taking a pre-tax charge of $0.4 million in the quarter ended November 30, 2006.

Business Outlook/Guidance for Fiscal Year 2007

Reflecting the strong results and continued positive outlook, Team has revised its earnings guidance for the full fiscal year ending May 31, 2007. Team now projects that its revenues for the full year will slightly exceed $300 million. With this expected higher revenue growth, Team now estimates that fully diluted net earnings for fiscal year 2007 will be in the $1.50 to $1.65 range. This new range reflects a $0.15 per share increase in the earnings from Team’s previous estimate.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Tuesday, January 9, 2007 at 10:00 a.m. Central Time (11:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team’s Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 1-877-318-5455 and use conference code 8288114.

About Team, Inc.

Headquartered in Alvin, Texas, Team, Inc. is a leading provider of specialty and construction services required in maintaining high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. The Company’s inspection services also serve a broader customer base that includes the aerospace and automotive industries. Team offers these services in over 70 locations throughout the United States, Aruba, Canada, Singapore, Trinidad and Venezuela. The Company licenses its proprietary techniques and materials to various companies outside the United States and receives royalties based upon revenues earned by its licensees. Team Inc. common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs, based on current information known to the Company, and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates and market conditions for the Company’s customers, regulatory changes and legal proceedings, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended November 30,		Six Months Ended November 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$83,185	$67,046	$148,924	$121,198
Operating expenses	52,769	43,642	96,716	80,511
Gross margin	30,416	23,404	52,208	40,687
Selling, general and administrative expenses	18,742	16,146	36,408	31,474
Bad debt expense	1,412	171	1,836	441
Operating income--continuing operations	10,262	7,087	13,964	8,772
Interest expense, net	1,070	942	2,120	1,779
Earnings from continuing operations
before income taxes	9,192	6,145	11,844	6,993
Provision for income taxes	3,725	2,314	4,855	2,645
Income from continuing operations	5,467	3,831	6,989	4,348
Income from discontinued operations, net of tax	-	(26)	-	6
Net income	$5,467	$3,805	$6,989	$4,354
Earnings per common share:
Continuing operations:
Basic	$0.63	0.46	$0.81	$0.52
Diluted	$0.58	$0.41	$0.74	$0.47
Discontinued operations:
Basic	$-	$-	$-	$-
Diluted	$-	$-	$-	$-
Net income:
Basic	$0.63	0.46	$0.81	$0.52
Diluted	$0.58	$0.41	$0.74	$0.47

Weighted average number of shares outstanding:
Basic	8,706	8,361	8,677	8,312
Diluted	9,442	9,292	9,397	9,205
Continuing operations data:
Revenues comprised of:
TCM Division	$43,988	$38,308	$77,612	$68,053
TMS Division	39,197	28,738	71,312	53,145
	$83,185	$67,046	$148,924	$121,198
Gross margin comprised of:
TCM Division	$14,614	$12,529	$24,132	$20,660
TMS Division	15,802	10,875	28,076	20,027
	$30,416	$23,404	$52,208	$40,687
Operating income comprised of:
Industrial Services	$13,446	$9,441	$20,739	$13,962
Corporate	(3,184)	(2,354)	(6,775)	(5,190)
	$10,262	$7,087	$13,964	$8,772

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
NOVEMBER 30 AND MAY 31, 2006
(in thousands)

	November 30, 2006	May 31, 2006
	(unaudited)

Current assets	$94,072	$84,831

Net property, plant and equipment	30,445	26,448

Other non-current assets	28,762	28,692

Total assets	$153,279	$139,971

Current liabilities	$34,537	$35,612

Long term debt	45,844	39,804

Other non-current liabilities and taxes	355	670

Stockholders' equity	72,543	63,885

Total liabilities and stockholders' equity	$153,279	$139,971